Exhibit 99.1

Contact:	Bryce Blair	Thomas J. Sargeant
	Chairman and CEO	Chief Financial Officer
	AvalonBay Communities, Inc.	AvalonBay Communities, Inc.
	703-317-4652	703-317-4635
For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES SECOND QUARTER 2005 OPERATING RESULTS

Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2005 was $54,736,000, resulting in Earnings per Share - diluted (“EPS”) of $0.74, compared to $0.46 for the comparable period of 2004, a per share increase of 60.9%. The increase is primarily attributable to higher recognized gains on asset sales during the second quarter 2005 as compared to the comparable period of 2004.

Funds from Operations attributable to common stockholders - diluted (“FFO”) for the quarter ended June 30, 2005 was $72,325,000, or $0.97 per share compared to $60,450,000, or $0.83 per share for the comparable period of 2004, a per share increase of 16.9%. This increase is primarily attributable to contributions from newly developed and redeveloped communities and improved community operating results. Gains on the sale of two land parcels totaling $4,617,000 or $0.06 per share, partially offset by the accrual of costs related to various litigation matters totaling $1,500,000 or $0.02 per share, are also components to the change in FFO per share.

Total revenue for the second quarter 2005 increased $9,195,000 or 5.6% to $172,929,000 from the second quarter of 2004. For Established Communities, highlights for the quarter ended June 30, 2005 include:

•
A rental revenue increase of 2.7%, an operating expense increase of 3.2% and a Net Operating Income (“NOI”) increase of 2.5% as compared to the second quarter 2004. Rental revenue growth of 2.7% was a result of a 2.2% increase in rental rate and a 0.5% increase in Economic Occupancy.

•	Sequentially, as compared to the first quarter of 2005, a 1.5% increase in rental revenue, a 2.0% increase in operating expenses and a 1.3% increase in NOI.

•	An increase in rental revenue with concessions on a cash basis of 3.0% as compared to the second quarter of 2004 and an increase of 0.5% as compared to the first quarter of 2005.

Commenting on the Company’s results, Bryce Blair, Chairman and CEO said, "Our strong quarterly results are evidence of continued improvement in the apartment fundamentals in our markets. We expect fundamentals to continue to improve, and given this expectation and our year-to-date results, we are raising the mid-point of our full year financial outlook for FFO per share by $0.08 to $3.69, with a range of $3.65 to $3.73."

Third Quarter and Full Year 2005 Outlook

As part of its initial outlook for 2005, the Company announced expected disposition activity in the range of $100,000,000 to $150,000,000 for 2005. As of the date of this release, the Company has sold in excess of $160,000,000 of operating assets. In response to strong demand for high-quality institutional apartment communities, particularly from condominium converters, the Company has increased the amount of planned dispositions for the full year 2005 by $375,000,000 to approximately $500,000,000.

Based on the change in its disposition plan, the Company has increased its range for projected EPS to $5.34 to $5.42 for the full year 2005. In addition, based on year-to-date results and expectations for the remainder of the year, the Company is increasing the mid-point of its Projected FFO per share range provided in January 2005 by $0.08 to a revised Projected FFO per share range of $3.65 to $3.73 for the full year 2005.

For the third quarter of 2005, the Company expects EPS in the range of $2.57 to $2.61. The Company expects Projected FFO per share for the third quarter of 2005 to increase as compared to the third quarter of 2004, but expects Projected FFO per share to decline sequentially as compared to the second quarter of 2005. The sequential decline is primarily due to the absence in the third quarter of gains on the sale of two land parcels recognized in the second quarter of 2005, as well as sequentially higher operating expenses typically experienced in the third quarter as a result of seasonally high turnover. As such, the Company expects Projected FFO per share in the range of $0.86 to $0.90 for the third quarter of 2005.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Earnings Conference Call

The Company will hold a conference call on July 22, 2005 at 1:00 PM EDT to review and answer appropriate questions about these results and projections, the earnings release attachments described below and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687 and the international number to hear a replay of this call is 1-706-645-9291 - Access Code: 7220469.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Earnings Release and Attachments

In addition to this release, the Company also publishes a complete discussion of its second quarter 2005 operating results (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. The Full Release and the Attachments are considered a part of this release and are available through the Company’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliation

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	Stabilized Operations
•	NOI
•	Economic Occupancy
•	Market Rents
•	Rental Revenue with Concessions on a Cash Basis

About AvalonBay Communities, Inc.

As of June 30, 2005, AvalonBay owned or held an ownership interest in 150 apartment communities containing 43,071 apartment homes in ten states and the District of Columbia, of which 11 communities were under construction and four communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter and full year 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2005	2004	2005	2004

Net income	$56,911	$35,034	$126,521	$60,311
Dividends attributable to preferred stock	(2,175)	(2,175)	(4,350)	(4,350)
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	39,933	39,054	80,884	77,551
Minority interest, including discontinued operations	303	912	780	1,239
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of operating communities	(22,647)	(12,375)	(60,261)	(12,375)

FFO attributable to common stockholders	$72,325	$60,450	$143,574	$117,829

Average shares outstanding - diluted	74,589,236	73,037,484	74,417,505	72,791,470
EPS - diluted	$0.74	$0.46	$1.65	$0.79

FFO per common share - diluted	$0.97	$0.83	$1.93	$1.62

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2005 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q3 05	$2.57	$2.61
Projected depreciation (real estate related)	0.51	0.55
Projected gain on sale of operating communities	(2.22)	(2.26)

Projected FFO per share (diluted) - Q3 05	$0.86	$0.90

Projected EPS (diluted) - Full Year 2005	$5.34	$5.42
Projected depreciation (real estate related)	2.12	2.20
Projected gain on sale of operating communities	(3.81)	(3.89)

Projected FFO per share (diluted) - Full Year 2005	$3.65	$3.73

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2005, Established Communities are communities that have Stabilized Operations as of January 1, 2004 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year. During the second quarter of 2005, the Company changed the classification of certain communities to reflect changes in the Company’s disposition program. All amounts for Established Communities have been adjusted from amounts previously reported to reflect this new classification.

Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2005	2004	2005	2005	2004

Net income	$56,911	$35,034	$69,610	$126,521	$60,311
Property management and other indirect operating expenses	7,594	7,121	7,129	14,722	13,694
Corporate-level other income	(1,441)	(206)	(613)	(2,054)	(747)
Investments and investment management	1,171	1,711	992	2,164	2,551
Interest income	(270)	(36)	(31)	(301)	(56)
Interest expense	32,379	32,416	32,153	64,533	64,610
General and administrative expense	6,262	4,486	7,159	13,421	9,200
Joint venture income, minority interest and venture partner interest in profit-sharing	159	484	(6,070)	(5,910)	464
Depreciation expense	40,202	38,949	40,966	81,168	77,295
Cumulative effect of change in accounting principle	—	—	—	—	(4,547)
Gain on sale of real estate assets	(27,264)	(12,375)	(37,613)	(64,878)	(12,375)
Income from discontinued operations	(793)	(2,764)	(1,659)	(2,452)	(6,002)

NOI from continuing operations	$114,910	$104,820	$112,023	$226,934	$204,398

Established:
Northeast	$27,742	$27,901	$27,368	$55,110	$53,747
Mid-Atlantic	11,974	11,614	11,729	23,702	23,335
Midwest	1,798	1,547	1,677	3,475	3,120
Pacific NW	4,812	4,431	4,795	9,608	8,943
No. California	25,964	25,317	25,680	51,644	50,601
So. California	8,673	8,205	8,645	17,318	16,422

Total Established	80,963	79,015	79,894	160,857	156,168

Other Stabilized	16,042	14,417	14,765	30,808	26,483
Development/Redevelopment	17,905	11,388	17,364	35,269	21,747

NOI from continuing operations	$114,910	$104,820	$112,023	$226,934	$204,398

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of June 30, 2005). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the second quarter of 2005 is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2005	2004	2005	2004

Income from discontinued operations	$793	$2,764	$2,452	$6,002
Interest expense, net	—	118	—	371
Minority interest expense	—	12	—	25
Depreciation expense	—	1,224	140	2,575

NOI from discontinued operations	$793	$4,118	$2,592	$8,973

NOI from assets sold	$304	$3,720	$1,705	$8,194
NOI from assets held for sale	489	398	887	779

NOI from discontinued operations	$793	$4,118	$2,592	$8,973

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Rental revenue with concessions on a cash basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2005	2004	2005	2005	2004

Rental revenue (GAAP basis)	$118,352	$115,260	$116,577	$234,930	$229,260
Concessions amortized	4,445	4,825	4,661	9,106	9,451
Concessions granted	(4,254)	(5,042)	(3,233)	(7,488)	(8,938)

Rental revenue (with concessions on a cash basis)	$118,543	$115,043	$118,005	$236,548	$229,773

% change - GAAP revenue		2.7%	1.5%		2.5%
% change - cash revenue		3.0%	0.5%		2.9%

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved